Exhibit 5.5

[LETTERHEAD OF MCDONALD CARANO WILSON LLP]

May 15, 2015

TRI Pointe Homes, Inc.

19540 Jamboree Road, Suite 300

Irvine, California 92612

(949) 438-1400

Re: TRI Pointe Homes, Inc., Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Nevada counsel to Pardee Homes of Nevada, a Nevada corporation (“Nevada Guarantor”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) of TRI Pointe Homes, Inc., a Delaware corporation (the “Company”) and certain direct and indirect wholly-owned subsidiaries of the Company listed as co-registrants thereto, including the Nevada Guarantor (collectively, the “Guarantors”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) in connection with the offering by the Company of (a) up to $450,000,000 principal amount of the Company’s 4.375% Senior Notes due 2019 (the “New 2019 Notes”), and the related guarantees of the Company’s payment obligations under the New 2019 Notes (the “2019 Note Guarantees”), in exchange for a like principal amount of the Company’s outstanding 4.375% Senior Notes due 2019 (the “Outstanding 2019 Notes”), and the related guarantees of the Company’s payment obligations under the Outstanding 2019 Notes and (b) up to $450,000,000 principal amount of the Company’s 5.875% Senior Notes due 2024 (the “New 2024 Notes” and, together with the New 2019 Notes, collectively the “New Notes”), and the related guarantees of the Company’s payment obligations under the New 2024 Notes (the “2024 Note Guarantees” and, together with the 2019 Note Guarantees, collectively the “Guarantees”), in exchange for a like principal amount of the Company’s outstanding 5.875% Senior Notes due 2024 (the “Outstanding 2024 Notes” and, together with the Outstanding 2019 Notes, collectively the “Outstanding Notes”), and the related guarantees of the Company’s payment obligations under the Outstanding 2024 Notes.

We have examined the originals, or copies certified or otherwise identified to our satisfaction, of (i) that certain Indenture, dated as of June 13, 2014, with U.S. Bank National Association (“U.S. Bank”), as supplemented (the “2019 Indenture”), (ii) that certain Indenture, dated as of June 13, 2014, with U.S. Bank, as supplemented (the “2024 Indenture,” and together with the 2019 Indenture, the “Indentures”), (iii) the Notation of Guaranty to be executed by the Nevada Guarantor with respect to the New 2019 Notes (the “2019 Nevada Guarantee”), (iv) the Notation of Guaranty to be executed by the Nevada Guarantor with respect to the New 2024 Notes (the “2024 Nevada Guarantee;” the 2019 Nevada Guarantee and the 2024 Nevada Guarantee are collectively referred to herein as the “Nevada Guarantees”), and (v) such other documents, corporate records, certificates of officers of the Company and the Nevada Guarantor and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, and that the Company has complied with all securities laws and “blue sky” laws applicable to the offering of the New Notes. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and the Nevada Guarantor and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1. With respect to the Nevada Guarantees, when the New Notes are executed and authenticated in accordance with the provisions of the Indentures and issued and delivered in exchange for the Outstanding Notes in the manner described in the Registration Statement, and the Nevada Guarantees are executed and delivered substantially in the form examined by us, the Nevada Guarantees will constitute valid and binding obligations of the Nevada Guarantor.

2. The Nevada Guarantor is validly existing and in good standing as a Nevada corporation under the laws of the State of Nevada, with the corporate power to authorize, execute and deliver the Nevada Guarantees and to perform its obligations thereunder.

3. The Nevada Guarantees have been duly authorized by all necessary company action on the part of the Nevada Guarantor.

4. The authorization, execution, delivery and performance of the Nevada Guarantees by the Nevada Guarantor do not and will not violate (a) the organizational documents of the Nevada Guarantor, (b) to our knowledge, any order, judgment, writ or decree of any Nevada court or other agency of government that is material to the Nevada Guarantor taken as a whole and that is binding on the Nevada Guarantor, or (c) any law or regulation currently in effect in the State of Nevada applicable to the Nevada Guarantor.

5. No registration with, consent, authorization or approval of or notice to, or other action to, with or by, any Nevada governmental or regulatory body by or on behalf of the Nevada Guarantor is required to make valid and legally binding the execution and delivery by the Nevada Guarantor of the Nevada Guarantees and the performance of their obligations thereunder provided that our opinion in this Paragraph is limited to those laws, statutes and governmental rules of the State of Nevada of general application to business entities.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of Nevada. This opinion is limited to the effect of the current state of the laws of the State of Nevada set forth in the Nevada Revised Statutes, Nevada Administrative Code, and Nevada Supreme Court decisions published as of the date hereof, and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts after such time as the Registration Statement is declared effective.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. We further consent to the reliance on this opinion by Gibson, Dunn & Crutcher LLP for the purpose of delivering its opinion to be filed as Exhibit 5.1 to the Registration Statement, as to the enforceability of the Indentures and the New

Notes. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ McDonald Carano Wilson, LLP